Mutual Shareholder Services, LLC 8000 Town Centre Dr, Ste 400 Broadview Heights, OH 44117 ACCOUNTING SERVICES AGREEMENT & TRANSFER AGENT AGREEMENT

Name of Series	Date Added
Wireless Fund	March 5, 2010
Castle Focus Fund	June 28, 2010
Bretton Fund	September 21, 2010
Christopher Weil & Company Core Investment Fund	December 16, 2011
Ensemble Fund	September 23, 2015
Taylor Frigon Core Growth Fund	December 7, 2016
Cargile Fund	June 21, 2018
Castle Tandem Fund	March 5, 2019
Alpha Fiduciary Quantitative Strategy Fund	June 11, 2019